Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 30th day of March, 2014, with an effective date of January 1, 2014 by and between First Choice Healthcare Solutions, Inc., a Delaware corporation with offices at Marina Towers, Melbourne, Florida (the “Corporation”), and Christian (“Chris”) Romandetti, an individual residing in Indialantic, Florida (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.                  Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.                  Duties. The Executive shall serve as the President and Chief Executive Officer of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation. The Executive shall report directly to the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation.

3.                  Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of five (5) years commencing on the date hereof (the “Effective Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than ninety (90) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

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4.                  Compensation of Executive.

(a)                The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of Two Hundred Fifty Thousand Dollars ($250,000) per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and shall increase such Base Salary, not less than five percent (5%) per annum, in its discretion. The Corporation has no right to decrease the Base Salary.

(b)               In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation, defined in Appendix A.

(c)                The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses necessarily incurred performance of his duties, hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Corporation.

(d)               The Executive shall be entitled to participate in such pension, profit sharing, group insurance, fully pay for disability insurance plan, key man insurance if required by the board, hospitalization, and group health and benefit plan, including dental plans and all other benefits and plans as the Corporation provides to its senior executives (the “Benefit Plans”). The Corporation will pay one hundred percent (100%) of all costs associated with the Executive’s Benefit Plans and it will reimburse an allowance of $1,000 per month for auto expenses.

(e)                During the Employment Term, the Executive shall be entitled to participate in all of the Company’s perquisite plans, programs and arrangements that are generally provided by the Company to other senior executives from time to time, including, without limitation, the provision of financial and tax planning assistance.

(f)                Executive shall be eligible for such grants of stock options (“Options”) or awards of restricted stock (“Restricted Stock”), as defined in Appendix A, under the Corporation’s equity compensation plans as the Board of Directors shall determine, provided however without limiting the generality of the foregoing, the Corporation shall grant the Executive options, as defined in Schedule A, as early as practicable after the date hereof. The Corporation shall execute and deliver an award agreement (the “Award Agreement”) for the Options to the Executive as soon as practicable thereafter.

(g)               To facilitate the performance of Executive’s responsibilities hereunder, during the Term, the Corporation shall continuously make available to the Executive, at Corporation’s expense a laptop, iPad and iPhone or such other electronic equipment as may be reasonably acceptable to the Executive.

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5.                  Termination.

(a)                This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)                 upon the Executive’s death;

(ii)               upon the Executive’s “Total Disability” (as herein defined);

(iii)             upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv)             at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v)               at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi)             at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b)               For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of one hundred eighty (180) days out of any three hundred sixty (360) day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c)                For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment more than fifty (50) miles from the Corporation’s current headquarters without Executive’s prior written consent; (iv) any material change in the Executive’s title, job description or duties; (v) any Change of Control (as defined below); or (vi) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days Agreement after receipt of notice thereof.

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(d)               For purposes of this Agreement, the term “Cause” shall mean material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder or commission of a felony or act of dishonesty resulting in material harm to the Corporation by the Executive whereby Executive is convicted of a felony.

(e)                For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of fifty one percent (51%) or more of the shares of the outstanding common stock of the Corporation, (ii) a merger or consolidation of the Corporation in which the Corporation does not survive as an independent public corporation or upon the consummation of which the holders of the Corporation’s outstanding equity securities prior to such merger or consolidation own less than fifty percent (50%) of the outstanding equity securities of the Corporation after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Corporation, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Corporation, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Corporation.

(f)                Code Section 409A.

(i)                 The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)               Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under Section 5 hereof that is considered deferred compensation under Code Section 409A payable on account of a "separation from service" shall not be made until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (B) the date of Executive's death (the "Delay Period") to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(f) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(iii)             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" from the Company and Employer within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(iv)             For purposes of Code Section 409A, the Executive's right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)               Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

6.                  Effects of Termination.

(a)                Upon termination of the Executive’s employment pursuant to Section 5(a)(i), the Executive’s estate or beneficiaries shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) the accrued but unpaid compensation and vacation pay through the date of termination; and (iii) continued provision for a period of the remainder of the term of the agreement following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(b)               Upon termination of the Executive’s employment pursuant to Section 5(a)(ii), the Executive shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, to be paid from the date of termination until paid in full in accordance with the Corporation’s usual payroll practices, including the withholding of all applicable taxes; (ii) the accrued but unpaid compensation and vacation pay through the date of termination; (iii) continued provision for a period of the remainder of the term of the agreement following the Executive’s Total Disability of Benefit Plans extended from time to time by the Corporation to its senior executives; and (iv) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. The Corporation will continue to pay Executive’s premiums as it relates to the disability policy up to and including the one hundred eighty (180) day period prior to declaration of “total disability” per paragraph 5(b).

(c)                Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive: (i) the accrued but unpaid compensation and vacation pay through the date of termination; (ii) payment of Executive’s Base Salary during any Restricted Period (as defined below) in accordance with the Corporation’s usual payroll practices, including the withholding of all applicable taxes; and (iii) continued provision for a period of twelve (12) months following the date of termination of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives. In the event the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); except, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”).

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(d)               Upon termination of the Executive’s employment pursuant to Sections 5(a)(iv), the Executive shall be entitled to receive: (i) the accrued but unpaid compensation and vacation pay through the date of termination;

(e)                Upon termination of the Executive’s employment (A) pursuant to Section 5(a)(v), (B) by the Corporation without Cause or (C) if within a two (2) year period after a Change of Control occurs, the Executive shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary and bonus the Executive would have earned pursuant to this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes and (ii) payment of Executive’s Base Salary during any Restricted Period (as defined below) in accordance with the Corporation’s usual payroll practices, including the withholding of all applicable taxes; and (iii) continued provision for a period of the remainder of the term of the agreement after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

(f)                Upon termination of the Executive’s employment pursuant to Sections 5(a)(vi), the Executive shall be entitled to receive accrued but unpaid compensation and vacation pay through the date of termination.

(g)               Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full except for the continuation of benefits under the Benefit Plans.

(h)               Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and reasonable costs (including attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

(i)                 The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or by becoming engaged in any other undertaking to earn a livelihood or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by the executive as the result of employment by another employer after termination of employment, or as a result of his engagement in any undertaking otherwise.

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7.                  Accelerated Vesting.

(a)                Upon termination of the Executive’s employment pursuant to Sections 5(a)(i), (ii) or (iv), (i) all unvested Options shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment; and (ii) shares of Restricted Stock for which restrictions have not lapsed will be immediately forfeited.

(b)               If the Executive’s employment is terminated pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional period and the Executive chooses not to continue in the employ of the Corporation, all unvested Options shall immediately expire effective the date of termination of employment and vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment and (ii) shares of Restricted Stock for which restrictions have not lapsed will be immediately forfeited.

(c)                If the Executive’s employment is terminated (A) in connection with a Change of Control, (B) by the Corporation without Cause, (C) the Corporation tendered the Executive a Non-Renewal Notice for any reason other than for Cause or (D) pursuant to Section 5(a)(v), (i) all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire twelve (12) months after any such event and (ii) restrictions shall immediately lapse with respect to all shares of Restricted Stock.

(d)               If the Executive’s employment is terminated pursuant to 5(a)(vi), all Options, whether or not vested, shall immediately expire and all shares of Restricted Stock for which restrictions have not lapsed shall be forfeited effective the date of termination of employment.

(e)                The Corporation shall cause all future agreements, certificates or other documents evidencing any grant of Options or award of Restricted Stock to the Executive to contain the foregoing provisions and shall agree to amend all existing agreements, certificates or other documents evidencing any grant of Options or award of Restricted Stock to the Executive to contain the foregoing provisions.

(f)                For the avoidance of doubt, the term “Restricted Stock” as used in this Agreement shall not include any shares of common stock beneficially owned by the Executive that were not issued pursuant to an equity compensation plan or which are no longer subject to forfeiture pursuant to any Restricted Stock agreement with the Corporation.

8.                  Vacations. The Executive shall be entitled to vacation of five (5) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in any given one (1) year period shall accrue.

9.                  Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder for a period of twenty-four (24) months. All references to the Corporation in Section 9 and Section 10 hereof shall include any subsidiary of the Corporation.

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10.              Covenant Not To Compete or Solicit.

(a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 10(d) below) solicit any of the employees, contractors, or customers of Corporation in any manner that could have an adverse effect on Corporation’s business relationship with any such person or results in any such person’s terminating or reducing or limiting their employment, professional, customer, payment, contract or other business relationship to the detriment of the Corporation.

(b) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 10 shall then be enforceable in the manner contemplated hereby.

(c) This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, any amount of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(d) The term “Restricted Period,” as used in this Section 10, shall mean the period of the Executive’s actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Corporation. The term “Restricted Area” as used in this Section 10 shall mean within ten (10) miles of Corporation’s locations only so long as Executive does not give proper notice per paragraph 5(iv) above. Executive will not be subject to a “Restricted Area” if proper notice of termination has been given. The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 10(d) hereof except in the event that this Agreement is terminated pursuant to Section 5(a)(v), hereof, in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 10 be enforceable, should the Corporation be in material default of its obligations to the Executive at the time of his termination of employment by the Corporation.

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11.              Indemnification. At all times during and after the Employment Term and during the Restricted Period, the Company shall indemnify the Executive to the fullest extent permitted by the law of the state of the Company’s incorporation for all actions or omissions taken or made by the Executive (whether before or after the date of this Agreement) in his service to the Company or its affiliated entities for which Executive has performed or does perform services at the request of the Company, including, to the fullest extent allowed by law, the advancement to the Executive of all reasonable attorneys’ costs and expenses incurred by the Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company, within twenty (20) calendar days after receipt by the Company of a written request from the Executive for such advance. The Executive’s request for advancement of attorneys’ costs and expenses pursuant to the preceding sentence shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expenses. The Executive shall have the benefit of continuing directors’ and officers’ insurance coverage at levels no less favorable than those in effect from time to time for members of the Board and other members of the Company’s senior management.

12.              Board Position. The Board of Directors shall use its best efforts to cause the Executive to be nominated to the Board of Directors of the Corporation, and, following a Change of Control, the Board of Directors, shall use its best efforts to cause the Executive to be nominated to the Board of Directors of any successor to the Corporation following such Change of Control.

13.              Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

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(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in Brevard County in the State of Florida.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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CORPORATION:

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By: /s/Donald A. Bittar

Title: Chief Financial Officer

EXECUTIVE:

/s/ Christian Romandetti

Christian Romandetti, CEO

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Appendix A

Bonus Compensation

The Corporation acknowledges that the Executive shall be entitled to the following annual Bonus Compensation based on the Corporation’s annual revenue. Such “Bonus Compensation,” which is defined as a percentage of base salary at the completion of each fiscal year in accordance with the table below:

Annual Revenue ($)	Percent of Base Salary
7,100,000	10%
7,700,000	20%
8,300,000	30%
8,900,000	40%
9,500,000	50%
10,100,000	60%
10,700,000	70%
11,300,000	80%
11,900,000	90%
12,500,000	100%
to 25,000,000	200%
to 50,000,000	400%
to 100,000,000	800%

The Bonus Compensation shall be paid in cash within seventy-five (75) days of the end of each fiscal year. If the Corporation is unable to pay any portion of the “Bonus Compensation” when due because of insufficient liquidity or applicable restrictions under the debt financing agreements, then the (i) Corporation shall deliver written notice to the Executive indicating such determination on or before the applicable due date; (ii) within five (5) business days after delivering such notice, Executive shall, in its sole discretion, be entitled to convert such “Bonus Compensation” into shares of the Corporation’s Common Stock. The number of shares shall be determined by using a thirty percent (30%) discount to the average closing price of the Corporation’s common stock for the month of January in the contracted year that the Executive Employment has been completed.

Restricted Stock Plan

The Restricted Stock Plan shall include the following provisions:

1.                  The amount of the award shall be one hundred percent (100%) of the combined amount of the Base Salary and Bonus Compensation earned each completed year of the Executive’s employment.

2.                  The amount of shares granted shall be determined by the average closing price of the stock for the month of January at the beginning of each contracted year that the Executive Employment has been completed.

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3.                  The restricted stock will vest at December 31st of each fiscal year.

4.                  The Executive may vote the awarded restricted stock as a shareholder based on the number of shares held under restriction.

5.                  Any dividends declared with respect to any restricted stock awards will be held until the awards vest, at which time the dividends would be paid to the Executive.

Strategic Bonus

A One Hundred Thousand Dollar ($100,000) strategic bonus will be paid to the Executive on the sixth (6th) month anniversary of opening and operating each new center of excellence.

Stock Options

The Stock Option Plan shall include the following provisions:

1.                  For each fiscal year that the Executive has completed, the Board of Directors has established the financial performance benchmarks and the related number of Stock Options eligible for grant to the Executive as follows:

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Stock Option Plan

Annual Revenues
If annual revenues are achieved	Revenues	Amount of options of common stock to be granted
	$7,000,000	250,000
	$10,000,000	275,000
	$20,000,000	300,000
	$30,000,000	350,000
	$40,000,000	400,000
	$50,000,000	430,000
	$60,000,000	450,000
	$70,000,000	460,000
	$80,000,000	470,000
	$90,000,000	485,000
	$100,000,000	500,000

	And

EBTIDA
EBTIDA plus add back of any one time charges and non-cash items	EBTIDA	Amount of options of common stock to be granted
	$500,000	250,000
	$1,000,000	250,000
	$2,000,000	250,000
	$3,000,000	260,000
	$4,000,000	280,000
	$5,000,000	300,000
	$6,000,000	320,000
	$7,000,000	340,000
	$8,000,000	360,000
	$9,000,000	380,000
	$10,000,000	400,000
	$11,000,000	412,500
	$12,000,000	420,000
	$13,000,000	422,500
	$14,000,000	441,000
	$15,000,000	450,000
	$16,000,000	464,000
	$17,000,000	484,500
	$18,000,000	486,000
	$19,000,000	494,000
	$20,000,000	500,000

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2.                  The amount of shares granted shall be determined by the average closing price of the stock for the month of January at the beginning of each contracted year that the Executive Employment has been completed.

3.                  The Executive shall have up to five (5) years from date of grant to exercise the foregoing Stock Options, and shall provide for such exercise to be cashless.

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